Exhibit 10.2
EXECUTIVE CHANGE IN CONTROL AGREEMENT
This Executive Change In Control Agreement is made as of April 2, 2025, by and between Teleflex Incorporated (the “Company”) and John Deren (“Employee”).
BACKGROUND
A.Employee is employed by the Company or one of its subsidiaries.
B.The Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to the Company without distraction, notwithstanding that the Company could be subject to a Change of Control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company.
C.In consideration for Employee agreeing to continue in employment with the Company and agreeing to keep Company information confidential, the Company agrees that Employee shall receive the compensation set forth in this Agreement in the event Employee’s employment with the Company is terminated without Cause or Employee terminates employment for Good Reason, upon or after a Change of Control.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1.Definitions.
“Base Salary” shall mean the highest annualized base rate of salary being paid to Employee in all capacities with the Company, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, at the time of the Change of Control or any time thereafter.
“Benefit Period” shall mean the period beginning on Employee’s Termination Date and ending on the first to occur of (a) the second anniversary of the Termination Date or (b) the first date on which Employee is employed by another employer and is eligible to participate in a health plan of Employee’s new employer.
“Board” shall mean the Board of Directors of the Company.
“Bonus Plan” shall mean a plan of the Company providing for the payment of a cash bonus to Employee.

“Cause” shall mean (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.
“Commencement Date” shall mean the first day of the seventh month beginning after Employee’s Termination Date.
“Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:
(a)any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;
(b)individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;
(c)consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or
(d)consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended.

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“Component Target Amount” shall have the meaning specified therefor in the definition of “Target Bonus” in this Section 1.
“Disability” shall mean Employee’s continuous illness, injury or incapacity for a period of six consecutive months.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” means a Termination of Employment initiated by Employee by Notice of Termination, in accordance with Section 2 hereof, upon one or more of the following occurrences; provided that as soon as practicable, but not more than 90 days, after Employee becomes aware of such occurrence and before such Notice of Termination is given, Employee shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 30 days after such notice of Good Reason:
(a)any failure of the Company to comply with and satisfy any of the material terms of this Agreement;
(b)any material reduction by the Company of the title, duties, job responsibilities, reporting relationship or position of Employee;
(c)any material reduction in Employee’s Base Salary; or
(d)the moving of the principal office of the Company to which Employee is assigned to a location more than 25 miles from its location on the date of the Change of Control.
“Performance Period” applicable to any Target Amount under a Bonus Plan shall mean the period of time in which the performance goals applicable to the determination of cash bonus awards pursuant to such Bonus Plan are measured.
“Target Amount” in respect of a bonus payable to Employee pursuant to any Bonus Plan shall mean the amount specified in the Company’s records pertaining to such Bonus Plan as the “target amount” of cash bonus which would be payable to Employee if specified conditions were fulfilled.
“Target Bonus” shall mean the sum of the Target Amounts (each a “Component Target Amount”) which would be payable in the year immediately following the Termination Year pursuant to all Bonus Plans if all of the conditions for the payment of each Component Target Amount were fulfilled, without regard to whether such conditions are actually fulfilled; provided that, if a Target Amount has not been determined for any such Bonus Plan on or before the Termination Date, the Target Amount for such Bonus Plan which would have been payable in the Termination Year shall be substituted for such undetermined Target Amount in the foregoing calculation of the “Target Bonus.”

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“Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or the date of Employee’s Termination of Employment, if later.
“Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company. Employee’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Employee reasonably anticipated that no further service would be performed after a certain date or that the level of bona fide services Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actual period of service, if less).
“Termination following a Change of Control” shall mean a Termination of Employment upon or within two years after a Change of Control either:
(a)initiated by the Company for any reason other than Disability or Cause; or
(b)initiated by Employee for Good Reason.
“Termination Year” shall mean the year in which Employee’s Termination Date occurs.
2.Notice of Termination. The party initiating any Termination of Employment shall give written notice thereof to the other party (a “Notice of Termination”) in accordance with Section 14 hereof. A Notice of Termination shall (a) state with reasonable particularity the reasons for such Termination of Employment, if any, which are relevant to Employee’s right to receive compensation and benefits pursuant to this Agreement and (b) if the Termination Date is other than the date of receipt of such notice, specify the Termination Date (which date shall not be more than 15 days after the giving of such notice).
3.Compensation upon Termination following a Change of Control. Subject to the terms of this Agreement, in the event of Employee’s Termination following a Change of Control, Employee shall be entitled to receive the following payments and benefits from the Company:
(a)No later than two and one-half (2-1/2) months following the end of the calendar year in which the Termination Date occurs, Employee shall receive a lump sum cash payment equal to Employee’s unpaid base salary earned through the Termination Date.
(b)If a bonus awarded to Employee pursuant to any Bonus Plan for payment in the Termination Year shall not have been paid to Employee, Employee shall receive the amount of such award by the later of (i) the date the amount is payable under the terms of the Bonus Plan, or (ii) two and one-half (2-1/2) months following the end of

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the end of the calendar year for which the award was granted. If no such bonus shall have been awarded to Employee under any Bonus Plan, on the Commencement Date Employee shall receive a lump sum cash payment in the amount of the sum of the Target Amounts under each such Bonus Plan referred to in the immediately preceding sentence which would have been payable to Employee in the Termination Year.
(c)On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of (i) a pro-rated amount of the Target Bonus and (ii) in the event the Employee was a participant in such plan on the Termination Date, the Employer Non-Elective Contributions with which Employee would have been credited under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”) for each of the next two (2) plan years following the plan year which includes the Termination Date, assuming that Employee’s Compensation and Bonus, as those terms are defined in the Deferred Compensation Plan, for each of the two (2) plan years immediately following the plan year which includes the Termination Date are the same as Employee’s Compensation and Bonus for the plan year which includes the Termination Date. The pro-rated Target Bonus shall be computed by multiplying the Target Bonus by a fraction (i) the numerator of which is the number of days in each year of the Performance Period applicable to such Component Target Amount reduced by the number of days in the Termination Year following the Termination Date, and (ii) the denominator of which is the number of days in the Performance Period.
(d)Employee shall receive an amount equal to two times Employee’s Base Salary (the “Base Salary Severance Amount”), which shall be divided into 24 equal monthly installments and paid as follows: (i) on the Commencement Date an amount equal to the first seven monthly installments and (ii) an additional monthly installment on the first day of each month thereafter for the next seventeen months.
(e)Employee shall receive an amount equal to one hundred percent (100%) of the Target Bonus on each of the six (6)-month and 18-month anniversaries of the Commencement Date in the form of a single lump sum cash payment.
(f)The Company shall continue to provide health and dental benefits under the Company’s then-current health and dental plans for Employee and Employee’s spouse and eligible dependents during the Benefit Period on the same basis as if Employee had continued to be employed during that period. If the continuation of coverage under the Company’s health and dental plans for Employee and Employee’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being reported as additional taxable income. If the continuation of coverage under the Company’s health and dental plans will be on an after-tax basis, Employee will be entitled to a payment for each applicable month during the Benefit Period so that Employee will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis (the “Health Care Payment”). The Company will pay Employee (i) on the Commencement Date a single lump sum cash payment in an amount equal to Health Care Payment applicable for up to the first six (6) months of the Benefit Period, and (ii) on the last day of each appliable month thereafter during the Benefit Period, including the month in which the Commencement Date occurs, if applicable, an amount equal to the Health Care Payment for that month. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Benefit Period. Notwithstanding the preceding, if Employee and Employee’s spouse and eligible dependents are not eligible to continue coverage under the Company’s health and/or dental plan(s), the Company will reimburse Employee in cash on the last day of each month during the Benefit Period (or balance thereof) an

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amount based on the cost actually paid by Employee for that month to maintain health and/or dental insurance coverage from commercial sources that is comparable to the health and/or dental coverage Employee last elected as an employee for Employee and Employee’s spouse and eligible dependents under the Company’s health and/or dental plan(s) covering Employee, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by Employee for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing.
(g)The Company shall reimburse Employee for the cost of outplacement assistance services incurred by Employee up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Employee shall only be entitled to reimbursement for those outplacement service expenses incurred by Employee on or prior to the last day of the second calendar year following the Termination Year.
(h)If Employee received a cash vehicle allowance as of the Termination Date, Employee shall be entitled to continue to receive such cash vehicle allowance during the Benefit Period in an amount equal to the cash vehicle allowance in place immediately prior to the Termination Date. The allowance shall generally be paid in equal monthly payments; provided, however, that payment of the monthly payments shall not begin until the Commencement Date. On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of the monthly payments that would have been paid between the Termination Date and Commencement Date plus the monthly payment for the month in which the Commencement Date occurs. The Company will pay the monthly cash vehicle allowance payment each month thereafter during the Benefit Period on the first day of each month following the Commencement Date.
(i)All Company stock options and restricted stock held by Employee as of Employee’s Termination Date that have not previously become vested and exercisable shall immediately become fully vested and exercisable as of the date immediately preceding the Termination Date, and any stock option or restricted stock awards under which such stock options or restricted stock are granted are hereby amended, effective the later of the date of this Agreement or the date of such award, to so provide.
(j)As a condition to the obligation of the Company to pay compensation and provide benefits under this Agreement, the Company shall have received from Employee immediately following the Termination Date a written waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustments reasonably determined by the Company to be necessary to comply with applicable laws and regulations in effect as of Employee’s Termination Date) executed by Employee (the “Release”), and Employee shall not thereafter revoke the Release. If Employee fails to execute or revokes the Release, no payments or benefits shall thereafter be made or provided to Employee pursuant to this Agreement.
(k)Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 3 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”)

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shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Benefit Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Employee is a “specified employee”, as defined in Code Section 409A, then during the period of six (6) months immediately following Employee’s Termination of Employment, Employee shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Employee for any such payments on the first business day that is more than six (6) months after the Termination Date.
4.Limitations on Certain Payments.
(a)Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, if the aggregate present value of such Payments exceeds 2.99 times Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the Payments constituting “parachute payments” which would otherwise be payable to or for the benefit of Employee shall be reduced to the extent necessary so that such “parachute payments” are equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such Payments shall not be so reduced if the Company determines, based upon the advice of the Accounting Firm (as defined below), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon his receipt of the Reduced Amount.
(b)If the determination made pursuant to Section 4(a) results in a reduction of the Payments that would otherwise be paid to Employee except for the application of Section 4(a), then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity-based awards (if applicable); reduction of employee benefits. In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s equity-based award.
(c)All determinations to be made under this Section 4 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Employee before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 20 days after the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Employee.

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(d)All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
(e)As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under this Section 4 (“Overpayment”) or that additional payments which are not made by the Company under this Section 4 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee, which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
5.Confidential Information. Employee recognizes and acknowledges that, by reason of Employee’s employment by and service to the Company, Employee has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Employee covenants that Employee will not, either during or after Employee’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, (a) each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its subsidiaries without prior written consent of the Company’s General Counsel or other officer designated by the Board.

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6.Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
7.Equitable Relief.
(a)Employee acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Employee represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and (ii) Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel.
(b)Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Without limiting the foregoing, Employee also agrees that payment of the compensation and benefits payable under Section 3 of this Agreement may be automatically ceased in the event of a material breach of the covenants of Section 5, provided the Company gives Employee written notice of such breach, detailing the activity of Employee that constitutes a material breach, and Employee fails to cease such activity within 15 days after Employee’s receipt of such written notice. In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c)Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any

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process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 14 hereof.
8.Other Payments and Indemnification. The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company except as provided under Section 16(a) and except that no cash payments shall be paid to Employee under any severance plan of the Company that are due and payable solely as a result of a Change of Control. In addition, Employee shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to Employee on the date of this Agreement.
9.Enforcement. It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all reasonable attorneys’ fees and legal expenses) incurred by Employee in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Employee is determined to be frivolous by a court of final jurisdiction. The Company shall reimburse Employee for expenses under this Section 8 no later than the end of the calendar year next following the calendar year in which such expenses were incurred, it being understood that the foregoing limitation is intended to ensure compliance with Code Section 409A, and shall not serve to extend or otherwise delay the time period within which the Company is required to reimburse Employee for expenses as set forth in this Section 8. The Company shall not be obligated to pay any such expenses for which Employee fails to make a demand and submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year. Employee’s right to have the Company pay the expenses may not be liquidated or exchanged for any other benefit.
10.No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Section 3(f).
11.No Set-Off. Except as provided in Sections 3(j) and 6(b), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.
12.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (a) taxes withheld by the Company in accordance with the requirements of law and (b) deductions for the portion of the cost of certain benefits to be borne by Employe pursuant to Section 3(f).

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13.Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the current term; provided, however, that (a) this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (b) this Agreement shall terminate if, prior to but not in contemplation of a Change of Control, the employment of Employee with the Company and its affiliates shall terminate for any reason.
14.Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business or assets, jointly and severally.
15.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
16.If to the Company, to:
550 E. Swedesford Road
Wayne, Pennsylvania 19087
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Teleflex Incorporated
55 E. Swedesford Road
Wayne, Pennsylvania 19087
Attention: General Counsel

If to Employee, to:
        John Deren
        [ADDRESS OMITTED]
        [ADDRESS OMITTED]

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of

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Control, notice at the last address of the Company or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
17.Governing Law and Venue. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement. Except as otherwise provided in this Agreement, venue for actions, claims or proceedings arising out of or relating to any controversy or claim arising under or relating to the Agreement shall be the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, and both parties consent to the venue and jurisdiction of these courts.
18.Entire Agreement; Amendment and Assignment; Successors.
(a)The parties acknowledge and agree that this Agreement and the attached Release (i) sets forth the entire understanding between the parties hereto with respect to the subject matter hereof; and (ii) supersedes all prior agreements between the Company and any of its subsidiaries, on the one hand, and Employee, on the other hand, which shall be deemed terminated and of no further force or effect from and after the date hereof, except Employee’s obligations under previously signed or otherwise executed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain intact.
(b)This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and a duly authorized officer of the Company.
(c)Except as otherwise set forth herein, this Agreement is not intended to supersede or alter Employee’s rights under any compensation, benefit plan or program in which Employee participated and under which Employee retains a right to benefits. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, to the extent that the provisions of this Agreement are more favorable to Employee than the terms of such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.
(d)Employee’s employment relationship with the Company remains at-will. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.
(e)All of the terms and provisions of this Agreement, including the covenants of Section 5, shall be binding upon and inure to the benefit of and be

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enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.
(f)It is the parties’ intention that the benefits and rights to which Employee could become entitled in connection with Termination of Employment comply with Code Section 409A. If Employee or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Employee and the Company). Each discreet payment or installment payment being made hereunder shall be considered a separate payment for purposes of determining if such amount is subject to or exempt from Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Company and its successors shall not be liable to Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount hereunder is subject to taxes, penalties or interest as a result of failing to comply with Code Section 409A.
19.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
20.Remedies Cumulative; No Waiver. No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Employee in delivering a Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if Employee had resigned, have constituted a Termination following a Change of Control pursuant to Section 1 of this Agreement.
21.Clawback. The Company has adopted the Teleflex Incorporated Incentive Compensation Clawback Policy (“Clawback Policy”). Employee acknowledges that any incentive-based compensation paid under this Agreement may be subject to the Clawback Policy in accordance with the terms of such Clawback Policy, as the same may be amended from time to time.
22.Data Protection. By executing this Agreement, Employee hereby consents to the holding and processing of personal data provided by Employee to the Company and its subsidiaries for all purposes necessary for the operation of this Agreement. This includes, but is not limited to, administering and maintaining records regarding Employee; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company or the business in which Employee works. Employee is hereby advised and directed to refer to any Company and/or Company’s subsidiary data protection policy and/or notice from time to time in place for more details about how Employee’s personal data is used.
23.Miscellaneous. All Section headings and titles and the like in this Agreement are inserted for convenience of reference only form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof. This Agreement may be executed in several counterparts but shall not be

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effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
24.Construction. The following principles of construction will apply to this Agreement:
(a)Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.
(b)The word “including” means “including without limitation.”

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Executive Change in Control Agreement as of the date first above written.

Teleflex Incorporated By: /s/ Cameron P. Hicks Name: Cameron P. Hicks Title: Corporate Vice President and Chief Human Resources Officer
Employee: /s/ John Deren John Deren

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EXHIBIT A
WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (“Release”) is made by and between [INSERT EMPLOYEE NAME] (“Employee”), and Teleflex Incorporated (the “Company”), together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities directors, officers, employees and agents, whether present or former (collectively the “Releasees”) with respect to Employee’s employment with and separation from the Company.
WHEREAS, Employee’s employment with the Company is terminated effective [INSERT TERMINATION DATE].
NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein as well as those set forth in the Executive Change in Control Agreement entered into by Employee and the Company, dated as of [INSERT DATE OF CIC AGREEMENT] (the “Agreement” or “Change in Control Agreement”), and intending to be legally held bound:
1.Consideration. In consideration for the releases and other covenants set forth in the Release, after this Release becomes effective, the Company agrees to provide Employee with certain payments to be made and the benefits as provided under the Change in Control Agreement and subject to the terms of the Change in Control Agreement.

2. Employee’s Release. Employee hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to Employee’s employment including any matter, thing or event occurring up to and including the date Employee signs this Release. Employee’s release specifically includes, but is not limited to:

a.any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;
b.any and all claims of unlawful employment discrimination, retaliation and harassment, and failure to accommodate; related to terms and conditions of employment; for compensation and benefits; and/or wrongful termination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, sexual orientation, gender identification, marital status or any other characteristic protected by law; and any and all claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination
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in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act, the National Labor Relations Act (“NLRA”), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended;
c.any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence); and
d.any and all claims for attorneys’ fees, costs and interest.
This Release does not include, however, a release of Employee’s right, if any, to (i) benefits under any Company plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) including the Company’s 401(k) Plan, (ii) COBRA benefits pursuant to Code Section 4980B, (iii) unemployment or workers’ compensation benefits that may arise after Employee signs this Release, (iv) reimbursement of expenses under the Company’s expense reimbursement policies, or (v) anything which cannot be released by private agreement.
3.Cooperation. Employee acknowledges and agrees to cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys (a) in the defense or prosecution of, or in preparation for the defense or prosecution of, any lawsuit, dispute, investigation or other legal proceedings that may be on-going, anticipated or threatened (“Proceedings”); and (b) on any other matter related to the Company or its subsidiaries (“Matters”) which arose during the period of Employee’s employment with the Company and its subsidiaries. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings and/or Matters as shall from time to time be requested by the Company, and shall be within the knowledge of Employee. Such cooperation shall be provided by Employee without remuneration, but Employee shall be entitled to reimbursement for all reasonable and appropriate expenses Employee incurs in so cooperating including, but way of example and not by way of limitation, reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings and/or Matters outside of the city of Employee’s residence. In the event Employee is made aware of any issue or matter related to the Company, is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any Proceeding or Matter related to the Company, Employee will notify the Company as soon as possible in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter unless Executive is requested or required not to do so by law enforcement or any other governmental agency or authority.
4.No Admission. Neither the execution of this Release by the Company, nor the terms hereof, constitute an admission by the Releasees of liability to Employee.
5.Confidentiality. Employee acknowledges that the terms of Sections 5 and 6 of the Change in Control Agreement shall continue to apply for the balance of the time
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periods provided therein, and that Employee’s obligations under previously signed or otherwise executed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition (including but not limited to non-solicitation and non-competition covenants), and arbitration or other dispute resolution programs remain in effect.
6.Non-Disparagement. Employee agrees not to make statements to clients, customers, and suppliers of the Releasees or to other members of the public that are in any way disparaging or negative towards the Releasees or their products and services.
7.Legally Binding. This Release shall be binding upon the parties to this Release and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Release.
8.Severability. If any term or provision of this Release other than Section 2 shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.
9.Miscellaneous and Acknowledgements. Employee acknowledges (a) Employee has reported to the Company any and all work-related injuries incurred during employment; (b) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (c) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Releasee; and (d) Employee does not have a claim against the Company or any Releasee for sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process
Notwithstanding the payment and benefits set forth in the Change in Control Agreement, Employee represents and acknowledges that Employee is not owed any additional compensation for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, excluding vested benefits.
10.Advice of Counsel; Review and Revocation Periods. Employee is hereby advised in writing to consult with an attorney prior to the signing this Release. Employee acknowledges that Employee is acting of Employee’s own free will, that Employee has read and reviewed the terms of the Release, understands its provisions, and is voluntarily entering into this Release with full knowledge of its provisions and effects. Employee further acknowledges that Employee has been given at least 21 days within which to consider this Release before signing it (“Review Period”) and that if Employee decides to execute this Release before the Review Period has expired, Employee does so voluntarily and waives the
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opportunity to use the full Review Period. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Review Period. Employee may revoke this Agreement seven (7) days (15 days if Employee lived or worked in Minnesota) of Employee signing it (“Revocation Period”). Employee should return a signed copy of this Release and any revocation notice to at the address set forth in Section 14 of the Change in Control Agreement. Employee understands that if Employee does not sign and return this Release within the Review Period or revokes this Release within the Revocation Period, the Release will be void and Employee will not receive the consideration as stated in the Change in Control Agreement. This Release will become effective and enforceable at the end of Revocation Period provided Employee does not revoke (“Effective Date”).
11.Amendments. Neither this Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between Employee and an authorized officer of the Company.
12.Governing Law. This Release shall be governed by the laws of the state in which Employee last worked for the Company without regard to the conflict of law principles of any jurisdiction.
13.Protected Rights. Nothing in this Release or the Change in Control Agreement including but not limited to the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions, (a) limits or affects Employee’s right to disclose, discuss, or make truthful statements about sexual harassment or sexual assault disputes, or any other unlawful or unsafe Company conduct or practices; (b) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA; or (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration.. However, by signing this Release, Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
In exchange for severance and other promises contained in this Release and the Change in Control Agreement, Employee is entering into this Release voluntarily, deliberately, and with all information needed to make an informed decision to enter this Release. The Company has provided Employee with the opportunity to ask any questions regarding this Release and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.
EMPLOYEE
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Name Printed

Signature:
Date:
In exchange for Employee’s release of claims and other promises contained in this Release, the Company agrees to provide the benefits set forth in the Change in Control Agreement .
[EMPLOYING ENTITY]
By:         Signature:
Name Printed
Title: HR Partner

Date:
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STATE SPECIFIC ADDENDUM TO RELEASE

APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES: ALABAMA, CALIFORNIA, HAWAII, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEVADA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, WASHINGTON, OR WEST VIRGINIA

1.ALABAMA. If during employment with the Company, Employee lived or worked in Alabama, the following language is added to the end of the non-disparagement section:
The non-disparagement obligation in this Release does not prevent Employee from exercising the right to (a) communicate with a law enforcement officer acting within the line and scope of the officer's law enforcement duties that a violation of the law has occurred or is occurring; (b) communicate with a government regulator acting within the line and scope of the regulator's regulatory duties that a violation of the law has occurred or is occurring; (c) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (d) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (e) confer with the obligated party's attorney for the purpose of obtaining legal advice or representation; (f) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (g) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (h) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.
2.CALIFORNIA. If during employment with the Company, Employee lived or worked in California, the following language is added to the end of the release:
Employee is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee also is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.
The following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or

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discrimination or any other conduct that Employee has reason to believe is unlawful or waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
3.HAWAII. If during employment with the Company, Employee lived or worked in Hawaii, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
4.ILLINOIS. If during employment with the Company, Employee lived or worked in Illinois, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions is intended to or will be used in any way to limit Employee’s right to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
5.MASSACHUSETTS. If during employment with the Company, Employee lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.
6.MINNESOTA. If during employment with the Company, Employee lived or worked in Minnesota, Employee has 15 days to revoke the Release instead of 7. In addition, the Release shall not become effective until the 15-day revocation period expires, provided Employee does not revoke.
7.MONTANA. If during employment with the Company, Employee lived or worked in Montana, the following language is added to the end of the release:
Employee is releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE,

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WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
Employee understands that Employee is referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”
8.NEVADA. If during employment with the Company, Employee lived or worked in Nevada, the following language is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
9.NEW JERSEY. If during employment with the Company, Employee lived or worked in New Jersey, the following statutes are added to the list of statutes in the release: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.
10.NORTH DAKOTA. If during employment with the Company, Employee lived or worked in North Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.
11.OREGON. If during employment with the Company, Employee lived or worked in Oregon, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions shall have the purpose or effect of preventing Employee from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents Employee from disclosing the amount or fact of any settlement.
12.SOUTH DAKOTA. If during employment with the Company, Employee lived or worked in South Dakota, the following language is added to the release:

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Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.
13.WASHINGTON. If during employment with the Company, Employee lived or worked in the State of Washington, the following is added to the protected rights section:
Nothing in this Release, including but not limited to, the release, cooperation, confidentiality, return of property, non-disparagement, continuing obligations, and acknowledgement provisions prevents Employee from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Employee remains subject to the obligation to keep confidential the amount paid in settlement of any claim.
14.WEST VIRGINIA. If during employment with the Company, Employee lived or worked in West Virginia, the following language is added to the Release in the indicated places:
•“The West Virginia Human Rights Act” is added to the list of statutes in the release,
•A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to the advice of counsel and review and revocation periods section,
•“This confidentiality obligation does not apply to communications between Employee and (i) the West Virginia Human Rights Commission and (ii) similarly situated employees” is added to the end of confidentiality section.

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